Exhibit 99.1

GOVERNMENTAL GAMING REGULATIONS

We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals have been introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and us. Currently, numerous jurisdictions in which we operate or that are contiguous to jurisdictions in which we operate are considering legislative proposals that would expand gaming whether through increasing the availability of existing gaming products in such jurisdiction or authorizing new types of gaming products previously unavailable to gaming patrons in such jurisdiction, such as sports betting, online sports betting, daily fantasy sports, distributed gaming and new lottery products. The enactment of any such expansion proposals in such jurisdictions could significantly impact the competitive environment in which we operate. We do not know whether or in what form any such legislation will be enacted. The federal government has also previously considered a federal tax on casino revenues, the elimination of betting on amateur sporting events, and restrictions on sports wagering advertising and may consider such a tax or eliminations on betting in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect us.

Some jurisdictions, including Nevada, Illinois, Indiana, Louisiana, Mississippi, Missouri, Iowa, Kansas, Ohio, Pennsylvania, and Virginia empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to periodic reports respecting those gaming activities. Violations of laws or disciplinary action in one jurisdiction could result in investigative activity and disciplinary actions in other jurisdictions.

Under provisions of gaming laws in jurisdictions in which we have operations, and under our organizational documents, certain of our securities are subject to restrictions on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses, or is unable, to dispose of the securities, we may be required to repurchase the securities.

The indentures governing our outstanding notes provide that if a holder of a note or beneficial owner of a note is required to be licensed, qualified or found suitable under the applicable gaming laws and is not so licensed, qualified or found suitable within the time period specified by the applicable gaming authority, the holder will be required, at our request, to dispose of its notes within a time period that either we prescribe or such other time period prescribed by the applicable gaming authority, and thereafter, we shall have the right to redeem such holder’s notes.

Nevada

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated by the Nevada Gaming Commission thereunder, which we refer to as the Nevada Act, including various local codes and ordinances. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, which we refer to as the Nevada Commission, the Nevada Gaming Control Board, which we refer to as the Nevada Board, the Clark County Liquor and Gaming Licensing Board, and the City of Las Vegas, which, with the Nevada Commission and the Nevada Board, we collectively refer to as the Nevada Gaming Authorities.

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the establishment and maintenance of responsible accounting practices and procedures;
•	the maintenance of effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;
•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
•	the prevention of cheating and fraudulent practices;
•	the maintenance of a Gaming Compliance and Reporting Plan, including the establishment of a Gaming Compliance Committee and the retention of a Corporate Compliance Officer; and
•	the provision of a source of state and local revenues through taxation and licensing fees.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Corporations that operate casinos in Nevada are required to be licensed by the Nevada Gaming Authorities. A gaming license requires the periodic payment of fees and taxes and is not transferable. We are registered by the Nevada Commission as a publicly traded corporation, or a Registered Corporation. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. We have been licensed by the Nevada Commission to own the stock of California Hotel and Casino, and to be the sole member and manager of The Cannery Hotel and Casino, LLC, the operator of The Cannery Hotel Casino, and of Nevada Palace, LLC, the operator of the Eastside Cannery Casino & Hotel, and have been found suitable to own the stock of Coast Casinos, Inc., and of Boyd Interactive Gaming, Inc., and to be the sole member and manager of ALST Casino Holdco, LLC. California Hotel and Casino is licensed by the Nevada Commission to operate non-restricted gaming activities at the California and Sam's Town Las Vegas and is additionally registered as an intermediary company and found suitable by the Nevada Commission to own the stock of Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of Jokers Wild, and M.S.W., Inc., the operator of Main Street Station. Coast Casinos, Inc., is registered as an intermediary company and found suitable by the Nevada Commission to own the stock of Coast Hotels and Casinos, Inc., the operator of the Gold Coast Hotel and Casino, The Orleans Hotel and Casino, and the Suncoast Hotel and Casino. ALST Casino Holdco is registered as an intermediary company and licensed by the Nevada Commission to be the sole member and manager of Aliante Gaming, LLC, the operator of the Aliante Casino + Hotel. Boyd Interactive Gaming, Inc., is registered as an intermediary company and is licensed to be the sole member of Boyd Interactive Gaming, LLC. In 2003, the Nevada Commission approved Boyd Louisiana Racing Inc. and Boyd Racing L.L.C., d.b.a. Delta Downs Racetrack, Casino & Hotel, to share in the revenue from the conduct of off-track pari-mutuel wagering, under certain conditions, as it pertains to the broadcast of live racing events to licensed Nevada pari-mutuel race books. No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of profits from, California Hotel and Casino or its subsidiaries, Coast Casinos, Inc., or its subsidiary, ALST Casino Holdco, LLC, or its subsidiary, The Cannery Hotel and Casino, LLC, Nevada Palace, LLC, or Boyd Interactive Gaming, Inc., or its subsidiary, without first obtaining licenses and approvals from the Nevada Gaming Authorities. We refer to all of the foregoing entities collectively as the Licensed Subsidiaries. Boyd Gaming and all of its Licensed Subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming and its Licensed Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the Licensed Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Licensed Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities within 30 days as prescribed by law and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any of our Licensed Subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require Boyd Gaming or any of its Licensed Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Boyd Gaming and its Licensed Subsidiaries are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Licensed Subsidiaries must be reported to, and/or approved by, the Nevada Commission.

If it were determined that the Nevada Act was violated by any of the Licensed Subsidiaries, the gaming licenses they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act or Regulations at the discretion of the Nevada Commission. Further, a supervisor could be nominated by the Nevada Commission for court appointment to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations and our business, financial condition and results of operations.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated and have his suitability reviewed as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Nevada Commission on the date specified therein. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the date specified by the Nevada Commission therein. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained such a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes include only:

•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and
•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.

The Nevada Act also requires that any beneficial owner of 10% or more of any class of our voting securities who has the intent to engage in any proscribed activity, shall, (a) within 2 days after possessing such intent, notify the Chair of the Nevada Board in writing in the manner prescribed by such Chair, (b) file an application with the Nevada Commission for a finding of suitability within 30 days after notifying the Chair of the Nevada Board pursuant to (a) above, and (c) deposit with the Nevada Board the sum of money which, in the opinion of the Nevada Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of such application, and thereafter deposit such additional sums as are required by the Nevada Board to pay all final costs and charges. The Nevada Act defines “proscribed activity” to mean (a) an activity that necessitates a change or amendment to our corporate charter, bylaws, management, policies or operation; (b) an activity that materially influences or affects our affairs; or (c) any other activity determined by the Nevada Commission to be inconsistent with holding our voting securities for investment purposes only. Such a shareholder who has the intent to engage in a proscribed activity is deemed to be engaged in an activity that influences or affects our affairs. Subject to the foregoing requirements, a person shall not be unduly prohibited from lawfully exercising any of his or her voting rights derived from being a shareholder, and a person who has submitted an application pursuant to the foregoing requirements may exercise his or her voting rights while such application is pending. A person who is found unsuitable by the Nevada Commission shall immediately cease engaging in all proscribed activities and shall no longer engage in such activities thereafter. Any violation of these provisions is a gross misdemeanor.

If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chair of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, or any of our Licensed Subsidiaries, we:

•	pay that person any dividend or interest upon voting securities of Boyd Gaming;
•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by the person;
•	pay remuneration in any form to that person for services rendered or otherwise; or
•	fail to pursue all lawful efforts to require such unsuitable person to relinquish their voting securities for cash at fair market value.

Additionally, the Clark County Liquor and Gaming Licensing Board has taken the position that it has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognizes any voting right by such unsuitable person in connection with such securities;
•	pays the unsuitable person remuneration in any form; or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Any representation to the contrary is unlawful. In November 2017, the Nevada Commission granted us three years, the maximum time permitted, in which to make public offerings of debt or equity. This three-year approval or continuous or delayed public offering approval, also known as a shelf approval, is subject to certain conditions and expires in November 2020, at which time we will seek to renew the approval. The Nevada Commission's approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chair of the Nevada Board.

Changes in control of Boyd Gaming through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Gaming Authorities in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchase of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;
•	protect the continued integrity of corporate gaming in matters of corporate governance;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. As a Registered Corporation, the Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada, Clark County and the City of Las Vegas. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

•	a percentage of the gross revenues received;
•	the number of gaming devices operated; or
•	the number of table games operated.

An excise tax is also paid by casino operations upon the amount of consideration collected in connection with admission to certain indoor or outdoor premises or areas where live entertainment is provided, subject to certain exclusions.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons, which we refer to as Licensees, and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

The sale of food or alcoholic beverages at our Nevada casinos is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and a revocation would, have a significant adverse effect upon the operations of the affected casino or casinos.

Illinois

We are subject to the jurisdiction of the Illinois gaming authorities as a result of our ownership and operation of 1) Par-A-Dice Hotel Casino in East Peoria, Illinois, and 2) the Illinois Video Gaming Terminal Operator Lattner Entertainment Group Illinois, LLC.

In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Riverboat Gambling Act, which we refer to as the initial Illinois Act, authorized the five-member Illinois Gaming Board, which we refer to as the Illinois Board, to issue up to ten riverboat gaming owners' licenses on navigable streams within or forming a boundary of the State of Illinois. Pursuant to the initial Illinois Act, the location of certain of the ten owners' licenses was statutorily restricted. Currently, the initial ten owners' licenses are in operation, including one license in each of Alton, Aurora, Des Plaines, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet.

The initial Illinois Act has been amended several times since its enactment in 1990.

In addition to the original ten licenses authorized under the initial Illinois Act, the amended Illinois Act authorizes additional casino licenses in:  1) Chicago, 2) Danville, 3) Rockford, 4) south suburban Cook County, 5) Waukegan, and 6) Williamson County.  The Illinois Board has awarded these licenses.  Licensees have opened their permanent gaming facilities in Danville, Rockford, south suburban Cook County, and Williamson County while licensees are operating temporary gaming facilities in Chicago and Waukegan.

The amended Illinois Act also authorizes horse racing tracks to add table games and slot machines.  Racetracks in Arlington Heights (Arlington Park), Collinsville (Fairmount Park), and Stickney (Hawthorne Park) were eligible under the amended Illinois Act to offer table games and slot machines subject to approval by the Illinois Board.  Racetracks in Collinsville and Stickney have applied to the Illinois Board for approval to add table games and slot machines.  The racetrack in Collinsville commenced slot machine and limited table game operations in April 2025.  The racetrack in Stickney has not yet been approve to commence gaming operations as of January 2026.  The amended Illinois Act also authorizes a new standardbred racetrack in Cook County which may also be eligible to add table games and slot machines to its operation subject to the Illinois Board’s approval.  As of January 2026, this additional racetrack permit and gaming license had not been awarded.

The initial and amended Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. The initial Illinois Act grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the initial Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.

Each owner's license initially runs for a period of three years. Thereafter, the license must be renewed annually. Under the Amended Illinois Act, the Board may renew an owner's license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the initial Illinois Act and Illinois Board rules. The owner's license for Par-A-Dice Riverboat Casino initially expired in February 1995. Since that time the license has been renewed every four years, the maximum time permitted by the Illinois Act. An ownership interest in an owner's license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.

In addition to owner's licenses, the Illinois Board also requires licensing for all vendors of gaming supplies and equipment and for all employees of a gaming operation. The Illinois Board is authorized to conduct investigations into the conduct of gaming and into alleged violations of the Illinois Act and the Illinois Board rules. Employees and agents of the Illinois Board have access to and may inspect any facilities relating to the gaming operation.

A holder of any license is subject to the imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by himself or his agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. Any gaming operations not conducted in compliance with the initial Illinois Act may constitute an illegal gaming place and consequently may be subject to criminal penalties, which penalties include possible seizure, confiscation and destruction of illegal gaming devices and seizure and sale of riverboats and dock facilities to pay any unsatisfied judgment that may be recovered and any unsatisfied fine that may be levied. The initial Illinois Act also provides for civil penalties, equal to the amount of gross receipts derived from wagering on the gaming, whether unauthorized or authorized, conducted on the day of any violation. The Illinois Board may revoke or suspend licenses, as the Illinois Board may see fit and in compliance with applicable laws of the State of Illinois regarding administrative procedures and may suspend an owner's license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a casino's operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner's license upon a determination that the owner has not made satisfactory progress toward abating the hazard.

If the Illinois Board has suspended, revoked or refused to renew the license of an owner or if a casino gaming operation is closing and the owner is voluntarily surrendering its owner's license, the Illinois Board may petition the local circuit court, which we refer to as the Court, in which the casino is situated for appointment of a receiver. The court will have sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board will specify the specific powers, duties and limitations for the receiver, including but not limited to the authority to:

•	hire, fire, promote and discipline personnel and retain outside employees or consultants;
•	take possession of any and all property, including but not limited to its books, records, and papers;
•	preserve or dispose of any and all property;
•	continue and direct the gaming operations under the monitoring of the Illinois Board;
•	discontinue and dissolve the gaming operation;
•	enter into and cancel contracts;
•	borrow money and pledge, mortgage or otherwise encumber the property;
•	pay all secured and unsecured obligations;
•	institute or defend actions by or on behalf of the holder of an owner's license; and
•	distribute earnings derived from gaming operations in the same manner as admission and wagering taxes are distributed under Sections 12 and 13 of the initial Illinois Act.

The Illinois Board will submit at least three nominees to the Court. The nominees may be individuals or entities selected from an Illinois Board approved list of pre-qualified receivers who meet the same criteria for a finding of preliminary suitability for licensure under Sections 3000.230(c)(2)(B) and (C) of the rules promulgated by the Illinois Board. In the event that the Illinois Board seeks the appointment of a receiver on an emergency basis, the Illinois Board will submit at least two nominees selected from the Illinois Board approved list of pre-qualified receivers to the Court and will issue a Temporary Operating Permit to the receiver appointed by the Court. A receiver, upon appointment by the court, will before assuming his or her duties, execute and post the same bond as an owner licensee pursuant to Section 10 of the initial Illinois Act.

The receiver will function as an independent contractor, subject to the direction of the Court; however, the receiver will also provide to the Illinois Board regular reports and provide any information deemed necessary for the Illinois Board to ascertain the receiver's compliance with all applicable rules and laws. From time to time, the Illinois Board may, at its sole discretion, report to the Court on the receiver's level of compliance and any other information deemed appropriate for disclosure to the Court. The term and compensation of the receiver shall be set by the Court. The receiver will provide to the Court and the Illinois Board at least 30 days written notice of any intent to withdraw from the appointment or to seek modification of the appointment. Except as otherwise provided by action to the Illinois Board, the gaming operation will be deemed a licensed operation subject to all rules of the Illinois Board during the tenure of any receivership.

The Illinois Board requires that a “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board shall certify for each applicant for or holder of an owner's license each position, individual or Business Entity that is to be approved by the Illinois Board and maintain suitability as a Key Person. With respect to an applicant for or the holder of an owner's license, Key Person shall include:

•

any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant, and the trustee of any trust holding such ownership interest or voting rights;

•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer, or their functional equivalents; and
•

all other individuals or Business Entities that, upon review of the applicant's or licensee's Table of Organization, Ownership and Control (as discussed below), the Illinois Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.

In order to assist the Illinois Board in its determination of Key Persons, applicants for or holders of an owner's license shall provide to the Illinois Board a Table of Organization, Ownership and Control, which we refer to as the Table. The Table will identify in sufficient detail the hierarchy of individuals and Business Entities that, through direct or indirect means, manage, own or control the interest and assets of the applicant or license holder. If a Business Entity identified in the Table is a publicly-traded company, the following information must be provided in the Table:

•

the name and percentage of ownership interest of each individual or Business Entity with ownership of more than 5% of the voting shares of the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission;

•

to the extent known, the names and percentage of interest of ownership of persons who are relatives of one another and who together (as individuals or through trusts) exercise control over or own more than 10% of the voting shares of the entity; and

•

any trust holding more than 5% of the ownership or voting interest in the entity, to the extent such information is known or contained in Schedules 13D or 13G filed with the Securities and Exchange Commission. The Table may be disclosed under the Freedom of Information Act.

Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of such Key Person.

Furthermore, each applicant or owner licensee must disclose the identity of every person, association, trust or corporation having a greater than 1% direct or indirect pecuniary interest in an owner licensee or in the riverboat gaming operation with respect to which the license is sought. The Illinois Board may also require an applicant or owner licensee to disclose any other principal or investor and require the investigation and approval of such individuals.

The Illinois Board (unless the investor qualifies as an Institutional Investor) requires a Personal Disclosure Form from any person or entity who or which, individually or in association with others, acquires directly or indirectly, beneficial ownership of more than 5% of any class of voting securities or non-voting securities convertible into voting securities of a publicly-traded corporation which holds an ownership interest in the holder of an owner's license. If the Illinois Board denies an application for such a transfer and if no hearing is requested, the applicant for the transfer of ownership interest must promptly divest those shares in the publicly-traded parent corporation. The holder of an owner's license would not be able to distribute profits to a publicly-traded parent corporation until such shares have been divested. If a hearing is requested, the shares need not be divested and profits may be distributed to a publicly-held parent corporation pending the issuance of a final order from the Illinois Board.

An Institutional Investor that, individually or jointly with others, cumulatively acquires, directly or indirectly, 5% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation shall, within no less than ten days after acquiring such securities, notify the administrator of the Illinois Board, who we refer to as the Administrator, of such ownership and shall provide any additional information as may be required. If an Institutional Investor (as specified above) acquires 10% or more of any class of voting securities of a publicly-traded licensee or a licensee's publicly-traded parent corporation, then it shall file an Institutional Investor Disclosure Form within 45 days after acquiring such level of ownership interest. The owner licensee shall notify the Administrator as soon as possible after it becomes aware that it or its parent is involved in an ownership acquisition by an Institutional Investor. The Institutional Investor also has an obligation to notify the Administrator of its ownership interest.

In addition to Institutional Investor Disclosure Forms, certain other forms may be required to be submitted to the Illinois Board. An owner licensee must submit a Marketing Agent Form to the Illinois Board for each Marketing Agent with whom it intends to do business. A Marketing Agent is a person or entity, other than a junketeer or an employee of a casino gaming operation, who is compensated by the casino gaming operation in excess of $100 per patron per trip for identifying and recruiting patrons. Key Persons of owner licensees must submit Trust Identification Forms for trusts, excluding land trusts, for which they are a grantor, trustee or beneficiary each time such a trust relationship is established, amended or terminated.

Applicants for and holders of an owner's license are required to obtain formal approval from the Illinois Board for changes in the following areas:

•	Key Persons;
•	type of entity;
•	equity and debt capitalization of the entity;
•	investors or debt holders;
•	source of funds;
•	applicant's economic development plan;
•	riverboat capacity or significant design change;
•	gaming positions;
•	anticipated economic impact; or
•	agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million.

A holder of an owner's license is allowed to make distributions to its stockholders only to the extent that such distribution would not impair the financial viability of the gaming operation. Factors to be considered by the licensee include, but are not limited to, the following:

•	cash flow, casino cash and working capital requirements;
•	debt service requirements, obligations and covenants associated with financial instruments;
•	requirements for repairs and maintenance and capital improvements;
•	employment or economic development requirements of the Amended Illinois Act; and
•	a licensee's financial projections.

The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that such waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules. In general, uncertainty exists regarding the Illinois gaming regulatory environment due to limited experience in interpreting the Illinois Act.

Additionally, in 2009, Illinois legalized distributed gaming through the Video Gaming Act (230 ILCS 40/ Art 5) and subsequent amendments thereto. The Act allows for video gaming terminals to be placed in certain liquor establishments, truck stops and fraternal/ veterans clubs throughout the state. Under the Video Gaming Act, municipalities are authorized to pass an ordinance prohibiting video gaming within the corporate limits of the municipality and county boards may pass ordinances prohibiting video gaming within the unincorporated areas of the county. Licensed establishments may offer up to six Video Gaming Terminals, except for large truck stop establishments, which may operate up to 10 video gaming terminals.  Among the provisions of Public Act 103-0592 enacted in June 2024, was an amendment to the Video Gaming Act to increase the tax rate on video gaming revenues by 1% from 34% to 35%.  This new tax rate went into effect on July 1, 2024.   As of November 2025, there were approximately 49,464 video gaming terminals in Illinois. On June 1, 2018, Boyd Gaming acquired Lattner Entertainment Group Illinois, LLC, a video gaming terminal operator licensed pursuant to the Video Gaming Act.

Illinois also legalized sports wagering in 2019 through the Illinois Sports Wagering Act.  The Illinois Sports Wagering Act, and  amendments thereto, authorizes casinos, racetracks, and certain professional sports franchises to apply for and hold a master sports wagering license.  Casino owners’ licensees such as Par-A-Dice may operate a retail sports book on its premises and a statewide mobile sports wagering platform through its master sports wagering license.  By and through management service provider agreements with third-parties approved by the Illinois Board, both a retail sports book and a statewide mobile sports wagering platform are operated under Par-A-Dice’s master sports wagering license.  In June 2024, the Illinois Sports Wagering Act was amended to increase wagering tax rates.  The 15% sports wagering tax rate was replaced with a new graduated tax that increases based upon certain revenue thresholds.  Public Act 103-0592, which went into July 1, 2024, established new sports wagering tax rates for retail sports wagering revenues and mobile sports wagering revenues as follows:

●	Retail Sports Wagering Receipts
o	20% of annual adjusted sports wagering receipts up to and including $30,000,000;
o	25% of annual adjusted sports wagering receipts in excess of $30,000,000 but not exceeding $50,000,000;
o	30% of annual adjusted sports wagering receipts in excess of $50,000,000 but not exceeding $100,000,000;
o	35% of annual adjusted sports wagering receipts in excess of $100,000,000 but not exceeding $200,000,000; and,
o	40% of annual adjusted sports wagering receipts in excess of $200,000,000.

●	Mobile Sports Wagering Receipts
o	20% of annual adjusted sports wagering receipts up to and including $30,000,000;
o	25% of annual adjusted sports wagering receipts in excess of $30,000,000 but not exceeding $50,000,000;
o	30% of annual adjusted sports wagering receipts in excess of $50,000,000 but not exceeding $100,000,000;
o	35% of annual adjusted sports wagering receipts in excess of $100,000,000 but not exceeding $200,000,000; and,
o	40% of annual adjusted sports wagering receipts in excess of $200,000,000.

Illinois General Assembly amended the Sports Wagering Act on May 31, 2025, to impose a per wager tax on each wager booked by mobile sports wagering operators each state fiscal year beginning July 1, 2025.  Pursuant to Public Act 104-0006, each mobile sports wagering operator must pay a $.25 tax on each wager it accepts for the first 20 million wagers in a state fiscal year and then a $.50 tax on each wager it accepts in excess of 20 million wagers in a state fiscal year.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

Indiana

The Indiana Riverboat Gaming Act, or the Indiana Act, was passed in 1993 and authorized the issuance of up to eleven Riverboat Owner’s Licenses to be operated from counties that are contiguous to the Ohio River, Lake Michigan and Patoka Lake. Subsequent legislation has amended or modified the Indiana Act, including:

•

Legislation adopted in May 2003 eliminated the Riverboat Owner’s License for a riverboat to be docked in a county contiguous to Patoka Lake. However, the General Assembly authorized the Indiana Gaming Commission to enter into a contract pursuant to which an Operating Agent can operate a riverboat in Orange County, which is contiguous to Patoka Lake, on behalf of the Indiana Gaming Commission. This contract was awarded to Blue Sky Casino, LLC, d/b/a French Lick Casino & Resort, which commenced operations on November 3, 2006.

•	Legislation enacted in April 2007 specified a riverboat cannot be moved from the county in which it was docked on January 1, 2007, to another county.
•

In May 2008 the horse track located in Anderson, Indiana commenced slot operations and in June 2008 the horse track located in Shelbyville, Indiana commenced slot operations pursuant to the Gambling Games at Racetracks legislation. Each horse track may install up to 2,000 slot machines (“Racino”). Each track added live table games in January 2020, pursuant to legislation enacted in May 2019

•	Public Law 255-2015 sets forth a process for entering into tribal-state compacts concerning Indian Gaming, a procedure not previously in Indiana law. In May of 2012, the Pokagon Band of Potawatomi Indians submitted a fee-to-trust application to take 165 acres of land in South Bend, Indiana. The U.S. Department of Interior placed approved the Pokagon Band of Potawatomi Indians’ fee-to-trust application in November 2016. In 2017, the Pokagon Band of Potawatomi Indians opened a Class II gaming facility on this site. The Pokagon Band of Potawatomi Indians and State of Indiana entered into a tribal-state compact for Class III gaming at the facility in South Bend, Indiana, in May 2021 pursuant to applicable state and federal law. The Pokagon Band of Potawatomi Indians commenced Class III gaming operations pursuant to its compact with the State of Indiana in August 2021.
•

Public Law 293-2019 authorized the relocation of one license to a new location in Gary, Indiana, from its original location on Buffington Harbor in the city and the transfer of the other license to Vigo County, Indiana, from its original location on Buffington Harbor.  Hard Rock Northern Indiana commenced operations in March 2021 at new inland location along I-94 in Gary, Indiana, pursuant to this legislation enacted in May 2019.  Churchill Downs, after being awarded the Vigo County gaming license that was transferred from Gary, Indiana pursuant to this legislation, commenced operations of a new inland casino in Terre Haute, Indiana, in April 2024.  Public Law 293-2019 also legalized sports wagering with each riverboat licensee, operating agent, and racetrack permitholder eligible to be a sports wagering certificate holder.  Each sports wagering certificate holder, including our Blue Chip and Belterra properties, is authorized to operate a retail sports book and up to three individually-branded mobile sports wagering platforms.  Retail and mobile sports wagering are offered in Indiana through Blue Chip and Belterra’s sports wagering certificates pursuant to management services agreements with third-parties approved by the Indiana Gaming Commission.  Sports wagering launched in August 2019.  Finally, Public Law 293-2019, authorizes a person to own up to 6, in any combination thereof, of the State’s riverboat owner’s licenses and racetrack gambling games licenses.

The Indiana Act and rules promulgated thereunder provide for the strict regulation of the facilities, persons, associations and practices related to gaming operations. The Indiana Act vests the seven member Indiana Gaming Commission with the power and duties of administering, regulating and enforcing riverboat gaming in Indiana. The Indiana Gaming Commission’s jurisdiction extends to every person, association, corporation, partnership and trust involved in any riverboat gaming operation located in the State of Indiana.

The Indiana Act requires that the owner of a riverboat gambling operation hold a Riverboat Owner’s License issued by the Indiana Gaming Commission. The applicants for a Riverboat Owner’s License must submit a comprehensive application and the substantial owners and key persons must submit personal disclosure forms. The company, substantial owners and key persons must undergo an exhaustive background investigation prior to the issuance of a Riverboat Owner’s License. A person who owns or will own five percent of a Riverboat Owner’s License must automatically undergo the background investigation. The Indiana Gaming Commission may investigate any person with any level of ownership interest. The Operating Agent of an Orange County riverboat and Racino licensees undergo the same background investigation as a Riverboat Licensee. If the holder of a Riverboat license, the Riverboat Licensee or the Operating Agent is a publicly-traded corporation, its Articles of Incorporation must contain language concerning transfer of ownership, suitability determinations and possible divestiture of ownership if a shareholder is found unsuitable.

All riverboats must comply with applicable federal and state laws including, but not limited to, U.S. Coast Guard regulations. Each riverboat must be certified to carry at least five hundred passengers and be at least one hundred fifty feet in length. Those riverboats located in counties contiguous to the Ohio River must replicate historic Indiana steamboat passenger vessels of the nineteenth century. Public Law 255-2015 allows for inland casinos on land adjacent to an existing casino. Public Law 255-2015 also sets a limit, whether inland or on the existing riverboat, at the highest number since January 1, 2007. The Indiana Act was amended in 2005 to allow the Indiana Gaming Commission to set forth an alternative certification process if the U.S. Coast Guard discontinues issuing Certifications of Inspections to Indiana riverboats.

The Indiana Gaming Commission, after consultation with the Corps, may determine those navigable waterways located in counties contiguous to Lake Michigan or the Ohio River that are suitable for riverboats. If the Corps rescinds approval for the operation of a riverboat gambling facility, the Riverboat Owner’s License issued by the Indiana Gaming Commission is void and the Riverboat Licensee may not commence or must cease conducting gambling operations.

The initial Riverboat Owner’s License ran for a period of five years. Thereafter, the license is subject to renewal on an annual basis upon a determination by the Indiana Gaming Commission that it continues to be eligible to hold a Riverboat Owner’s License pursuant to the Indiana Act and rules promulgated thereunder. After the expiration of the initial license, the Riverboat Owner’s License must be renewed annually with each Riverboat Licensee undergoing a complete reinvestigation every three years. The Indiana Gaming Commission reserves the right to investigate Riverboat Licensees at any time it deems necessary. The initial license was issued to Blue Chip Casino, Inc., the predecessor to Blue Chip Casino, LLC, in August of 1997. The license is valid for a period of one year and must be renewed annually. Blue Chip's license was renewed and reinvestigated in 2018 as a part of the investigation conducted relating to the acquisition of four (4) casino properties from Penn National Gaming, Inc. (“Penn”) as a part of Penn’s acquisition of Pinnacle Entertainment, Inc.; the Belterra Resort in Florence, Indiana is one of the four casino properties acquired by Boyd. Both Blue Chip and Belterra's licenses have been renewed annually and were last renewed in 2025. The Operating Contract for an Orange County riverboat is valid for a period of twenty years. However, the Operating Agent is to be reinvestigated every three years to determine continued suitability. In addition, the Indiana Gaming Commission has the right to reinvestigate the Operating Agent at any time it deems necessary. Racino licenses must be renewed annually with a reinvestigation every three years.

Pursuant to legislation enacted in 2009, all riverboat licensees, Operating Agents, and Racino licensees must submit to the Indiana Gaming Commission for approval a proposed Power of Attorney identifying the person who would temporarily operate the facility on a temporary basis and upon approval of the Indiana Gaming Commission (“Trustee”). The Trustee is to operate the facility if one of the following occurs: (i) the Indiana Gaming Commission revokes the license or the Operating Agreement; (ii) the Indiana Gaming Commission does not renew a license or an Operating Agent contract; (iii) a proposed transferee of a license or Operating Agent is denied a license or an Operating Agent Contract and the licensee or Operating Agent is unwilling to retain ownership of the riverboat or Racino; or (iv) the licensee agrees, in writing, to relinquish control to a trustee approved by the Indiana Gaming Commission. The Indiana Gaming Commission will establish a deadline for all licensees and Operating Agents to submit a proposed Power of Attorney. After the deadline passes the Indiana Gaming Commission may not renew a license or Operating Agent Contract until the Power of Attorney is submitted and the Indiana Gaming Commission has approved the Power of Attorney and the proposed trustee. If the Indiana Gaming Commission adopts a resolution authorizing a trustee to temporarily operate a riverboat or a Racino the licensee will have 180 days from the date the resolution is adopted to sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. If the riverboat or Racino is not sold within 180 days, the trustee may sell the riverboat or Racino to a person approved by the Indiana Gaming Commission. All licensees must apply for and hold all other licenses necessary for the operation of a riverboat gambling operation, including, but not limited to, alcoholic beverage licenses and food preparation licenses.

Neither the Riverboat Owner’s License nor the Operating Contract may be leased, hypothecated or have money borrowed or loaned against it. An ownership interest in a Riverboat Owner’s License or an Operating Contract may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.

Public Law 229-2013 also allows the licensees to deduct not more than $2.5 million from AGR in state fiscal year 2013 attributable to free play wagering (statutorily referred to as “qualified wagering”) and not more than $5 million from AGR for subsequent years ending before July 1, 2016 (new legislation is being considered to extend the free play deduction to additional fiscal years). Public Law 255-2015 extended the deduction permanently and increased the deduction to $7 million. Public Law 293-2019 increased the deduction to $9 million.

The Indiana Gaming Commission is authorized to conduct investigations into gambling games, the maintenance of equipment, and violations of the Indiana Act as it deems necessary. The Indiana Gaming Commission may subject a Riverboat Licensee, an Operating Agent or a Racino licensee to fines, suspension or revocation of its license or Operating Contract for any conduct that violates the Indiana Act, rules promulgated thereunder or that constitutes a fraudulent act.

The Riverboat Licensee, Operating Agent and Racino licensees must carry insurance in types and amounts as required by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, neither a Riverboat Licensee, Operating Agent nor a Racino licensee may enter into or perform any contract or transaction in which it transfers or receives consideration that is not commercially reasonable or that does not reflect the fair market value of goods and services rendered or received. All contracts are subject to disapproval by the Indiana Gaming Commission and contracts should reflect the potential for disapproval.

The Indiana Act places special emphasis on minority and women business enterprise participation in the riverboat industry. Riverboat Licensees, Operating Agents and Racino licensees may be subject to a disciplinary action for failure to meet the minority and women business enterprise expenditure goals.

By rule promulgated by the Indiana Gaming Commission, a Riverboat Licensee or affiliate may not enter into a debt transaction in excess of $1 million without the prior approval of the Indiana Gaming Commission. A debt transaction is any transaction that will result in the encumbrance of assets. Unless waived, approval of debt transactions requires consideration by the Indiana Gaming Commission at two business meetings. The Indiana Gaming Commission, by resolution, has authorized the Executive Director, subject to subsequent approval by the Indiana Gaming Commission, to approve debt transactions after a review of the documents and consultation with the Chair and the Indiana Gaming Commission’s outside financial analyst.

A rule promulgated by the Indiana Gaming Commission requires the reporting of currency transactions to the Indiana Gaming Commission after the transactions are reported to the federal government. Indiana rules also require that Riverboat Licensees track and maintain logs of transactions that exceed $3,000. The Indiana Gaming Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of taxes, by a Riverboat Licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Gaming Commission has also promulgated a rule mandating Riverboat Licensees to maintain a cash reserve to protect patrons against defaults in gaming debts. The cash reserve is to be equal to a Riverboat Licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.

The Indiana Act prohibits contributions to a candidate for a state legislative or local office or to a candidate’s committee or to a regular party committee by:

•	a person who owns at least one percent of a Riverboat Licensee, Operating Agent or Racino licensee;
•	a person who is an officer of a Riverboat Licensee, Operating Agent or Racino Licensee;
•	a person who is an officer of a person that owns at least one percent of a Riverboat Licensee, Operating Agent or Racino Licensee; or
•	a person who is a political action committee of a Riverboat Licensee, Operating Agent, or Racino Licensee.

The prohibition against political contributions extends for three years following a change in the circumstances that resulted in the prohibition.

Individuals employed on a riverboat and in certain positions must hold an occupational license issued by the Indiana Gaming Commission. Suppliers of gaming equipment and gaming or revenue tracking services must hold a supplier’s license issued by the Indiana Gaming Commission. By rule promulgated by the Indiana Gaming Commission, Riverboat Licensees, Operating Agents and Racino Licensees who employ non-licensed individuals in positions requiring licensure or who purchase supplies from a non-licensed entity may be subject to a disciplinary action.

Electronic pull-tab machines were legalized for certain charitable gaming venues by the Indiana General Assembly in 2025.  Public Law 74-2025 allows bona fide nonprofit organizations that hold charitable gaming permits to operate up to 7 electronic pull-tab machines at their establishments.  The first machines were offered for play on or about December 30, 2025.  The immediate impact of these machines on casino gaming revenues is unknown given their recent introduction to the market.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Indiana legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted

Louisiana

In the State of Louisiana, we, through our wholly owned subsidiaries, own and operate five gaming properties: Treasure Chest Casino in Kenner, Delta Downs Racetrack, Casino & Hotel in Vinton, Sam's Town Hotel and Casino in Shreveport, Evangeline Downs Racetrack and Casino in Opelousas and the Amelia Belle Casino in Amelia. Through Evangeline Downs, we also operate two off-track betting facilities, which contain Video Draw Poker Devices. The operation and management of these riverboat casinos, slot machine operations at certain racetracks, live racing facilities, off-track betting facilities and video poker operations in Louisiana are subject to extensive state regulation. The Louisiana Riverboat Economic Development and Gaming Control Act, or the Riverboat Act, became effective on July 19, 1991. The Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act, or the Slots Act, became effective on July 9, 1997. The Video Draw Poker Act became effective July 30, 1991. The statutory scheme regulating live and off-track betting, or the Horse Racing Act, has been in existence since 1958.

The Riverboat Act states, among other things, that certain of the policies of the State of Louisiana are:

•	to develop a historic riverboat industry that will assist in the growth of the tourism market;
•	to license and supervise the riverboat industry from the period of construction through actual operation;
•	to regulate the operators, manufacturers, suppliers and distributors of gaming devices; and
•	to license all entities involved in the riverboat gaming industry.

The Slots Act states, among other things, that certain policies of the State of Louisiana are:

•	to revitalize and rehabilitate pari-mutuel racing facilities through the allowance of slot machine operations at certain racetracks; and
•	to regulate and license owners of such facilities.

The Horse Racing Act states, among other things, that certain policies of the State of Louisiana are:

•	to encourage the development of horse racing with pari-mutuel wagering on a high plane;
•	to encourage the development and ownership of race horses;
•	to regulate the business of racing horses and to provide the orderly conduct of racing;
•	to provide financial assistance to encourage the business of racing horses; and
•	to provide a program for the regulation, ownership, possession, licensing, keeping, breeding and inoculation of horses.

Both the Riverboat Act and the Slots Act make it clear, however, that no holder of a license or permit possesses any vested interest in such license or permit and that the license or permit may be revoked at any time.

In a special session held in April 1996, the Louisiana legislature passed the Louisiana Gaming Control Act, or the Gaming Control Act, which created the Louisiana Gaming Control Board, or the Gaming Control Board. Pursuant to the Gaming Control Act, all of the regulatory authority, control and jurisdiction of licensing for both riverboats and slot facilities was transferred to the Gaming Control Board. The Gaming Control Board came into existence on May 1, 1996 and is made up of nine members and two ex-officio members (the Secretary of Revenue and Taxation and the superintendent of Louisiana State Police). It is domiciled in Baton Rouge and regulates riverboat gaming, the land-based casino in New Orleans, racetrack slot facilities and video poker. The Attorney General acts as legal counsel to the Gaming Control Board. Any material alteration in the method whereby riverboat gaming, slot facilities or video draw poker is regulated in the State of Louisiana could have an adverse effect on the operations of the Treasure Chest, Delta Downs, Sam's Town Shreveport, Evangeline Downs and Amelia Belle.

Riverboats

The Riverboat Act approved the conducting of gaming activities on a riverboat, in accordance with the Riverboat Act, on twelve separate waterways in Louisiana. The Riverboat Act allows the Gaming Control Board to issue up to fifteen licenses to operate riverboat gaming projects within the state, with no more than six licenses for operation from any one designated waterway. There are presently fifteen licenses issued and all are operating currently.

We and certain of our directors and officers and certain of our key personnel were found suitable to operate riverboat gaming in the State of Louisiana. New directors, officers and certain key employees associated with gaming must also be found suitable by the Gaming Control Board prior to working in gaming-related areas. These approvals may be immediately revoked for a number of causes as determined by the Gaming Control Board. The Gaming Control Board may deny any application for a certificate, permit or license for any cause found to be reasonable by the Gaming Control Board. The Gaming Control Board has the authority to require us to sever our relationships with any persons for any cause deemed reasonable by the Gaming Control Board or for the failure of that person to file necessary applications with the Gaming Control Board.

The three current Louisiana river boat gaming licenses were renewed in 2025 for a five (5) year period. Red River Entertainment of Shreveport, LLC d/b/a Sam’s Town Hotel and Casino in Shreveport was renewed until March 8, 2030. Belle of Orleans, LLC d/b/a Amelia Belle was renewed until March 24, 2030 and Treasure Chest was renewed until May 18, 2030.

Annual fees are currently charged to each riverboat project as follows:

•	$50,000 per year for the first year and $100,000 for each year thereafter; and
•	21.5% of net gaming proceeds.

Additionally, each local government may charge a boarding fee or admissions tax. Treasure Chest pays the City of Kenner a fee of ($2.50 per passenger boarding the vessel multiplied by 1.2). Sam's Town Shreveport pays admission taxes of up to 5.5% of adjusted gross receipts to various local governmental bodies. Amelia Belle pays St. Mary Parish $1.4 million per year (subject to adjustment) as admission tax. Any increase in these fees or taxes could have a material and detrimental effect on the operations of Treasure Chest, Sam's Town and Amelia Belle.

Slot Facilities

The Slots Act allows for four separate "eligible facilities" to operate slot machines at live horse racing pari-mutuel facilities (one each in Calcasieu Parish, St. Landry Parish, Bossier Parish and Orleans Parish). Each facility, with the exception of Orleans Parish, may, upon proper licensure, operate slot machines in a designated gaming space of up to 1,632 gaming positions.

Gaming licenses and approvals of slot operations are issued by the Gaming Control Board, and are subject to revocation for any cause deemed reasonable by the Gaming Control Board. Our operation of slot machines at Delta Downs and Evangeline Downs is subject to strict regulation by the Gaming Control Board and the Louisiana State Police. Extensive regulations concerning accounting, internal controls, underage patrons and other aspects of slot machine operations have been promulgated by the Gaming Control Board. Failure to adhere to these rules and regulations can result in substantial fines and the suspension or revocation of the license to conduct slot machine operations. Any failure to comply with the Louisiana Gaming Control Board's rules or regulations in the future could ultimately result in the revocation of our license to operate slot machines at Delta Downs and Evangeline Downs.

Annual Fees and taxes currently charged Delta Downs and Old Evangeline Downs under the Slots Acts are as follows:

•	15% of the annual net slot machine proceeds are dedicated to supplement purses of the live horse race meets held at the facility;
•	3% of the annual net slot machine proceeds dedicated to horse breeders associations;
•	18.5% taxable net slot machine proceeds are paid to the state;
•

For Delta Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities only on those days when there are scheduled live races at its racetrack (currently Wednesdays through Saturdays) from the hours of 6:00 p.m. until 12:00 a.m. and during those periods when it is not conducting live racing (i.e., between race meetings) only on Thursdays through Mondays from the hours of 12:00 p.m. until 12:00 a.m.; and

•

For Evangeline Downs, an admission tax of $0.25 per person attending live racing and off-track betting facilities during those periods when it is conducting race meetings from one hour before post time until one hour after the conclusion of racing; during periods when it is not conducting race meetings, on all persons entering on Thursday through Monday from 12 p.m. until 12 a.m. each day.

Gaming Control Board

At any time, the Gaming Control Board may investigate and require the finding of suitability of any stockholder, beneficial stockholder, officer or director of Boyd Gaming or of any of its subsidiaries. The Gaming Control Board requires all holders of more than a 5% interest in the license holder to submit to suitability requirements. Additionally, if a shareholder who must be found suitable is a corporate or partnership entity, then the shareholders or partners of the entity must also submit to investigation. The sale or transfer of more than a 5% interest in any riverboat or slot project is subject to Gaming Control Board approval.

Pursuant to the regulations promulgated by the Gaming Control Board, all licensees are required to inform the Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders. Our subsidiaries, Treasure Chest Casino, L.L.C., Boyd Racing, L.L.C., Red River Entertainment of Shreveport, L.L.C. (Sam's Town Shreveport), The Old Evangeline Downs, LLC and Belle of Orleans, LLC (Amelia Belle) are licensees and are subject to these regulations. In addition, the Gaming Control Board, in its sole discretion, may require the holders of such debt securities to file applications and obtain suitability certificates from the Gaming Control Board. Although the Riverboat Act and the Slots Act do not specifically require debt holders to be licensed or to be found suitable, the Gaming Control Board retains the discretion to investigate and require that any holders of debt securities be found suitable under the Riverboat Act or the Slots Act. Additionally, if the Gaming Control Board finds that any holder exercises a material influence over the gaming operations, a suitability certificate will be required. If the Gaming Control Board determines that a person is unsuitable to own such a security or to hold such an indebtedness, the Gaming Control Board may propose any action which it determines proper and necessary to protect the public interest, including the suspension or revocation of the license. The Gaming Control Board may also, under the penalty of revocation of license, issue a condition of disqualification naming the person(s) and declaring that such person(s) may not:

•	receive dividends or interest in debt or securities;
•	exercise directly or through a nominee a right conferred by the securities or indebtedness; receive any remuneration from the licensee;
•	receive any economic benefit from the licensee; or
•	continue in an ownership or economic interest in a licensee or remain as a manager, director or partner of a licensee.

Any violation of the Riverboat Act, the Slots Act or the rules promulgated by the Gaming Control Board could result in substantial fines, penalties (including a revocation of the license) and criminal actions. Additionally, all licenses and permits issued by the Gaming Control Board are revocable privileges and may be revoked at any time by the Gaming Control Board.

Live Horse Racing

Pari-mutuel betting and the conducting of live horse race meets in Louisiana are strictly regulated by the Louisiana State Racing Commission, which we refer to as the Racing Commission. The Racing Commission is comprised of thirteen members and is domiciled in New Orleans, Louisiana. In order to be approved to conduct a live race meet and to operate pari-mutuel wagering (including off-track betting), an applicant must show, among other things:

•	racing experience;
•	financial qualifications;
•	moral and financial qualifications of applicant and applicant's partners, officers and officials;
•	the expected effect on the breeding and horse industry;
•	the expected effect on the State's economy; and
•	the hope of financial success.

In May 2001, a subsidiary of Boyd Gaming applied for and received approval from the Racing Commission to buy Delta Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Delta Downs facility and to conduct off-track wagering at Delta Downs. The term of each of these licenses is ten years and they renew annually.

In April 2002, Peninsula Gaming (now a subsidiary of Boyd Gaming) applied for and received approval from the Racing Commission to buy Evangeline Downs. Approval was also granted to conduct live race meets and to operate pari-mutuel wagering at the Evangeline Downs facility and to conduct off-track wagering at Evangeline Downs and other locations. The term of each of these licenses is ten years and they renew annually.

Any alteration in the regulation of riverboat casinos, slot machine operations at certain racetracks, or live racing facilities could have a material adverse effect on the operations of Treasure Chest, Delta Downs, Sam's Town Shreveport, Amelia Belle Casino or Evangeline Downs.

In 2018, voters in 47 of the 64 parishes approved daily fantasy games. The Louisiana legislature did not pass the required regulatory legislation until 2020 in Act 141.  Fantasy sports in Louisiana launched in 2021.

In 2018, Louisiana passed Act 469 that authorized the 15 riverboat casinos to move 1,200 feet onto land from their designated berth space.  Act 469 also replaced the limit of 30,000 square feet of gambling space per riverboat with a cap of 2,365 gaming positions.  Rules have been developed to facilitate this on shore move. The Company constructed a new land-based facility in Kenner, Louisiana, which moved our Treasure Chest Casino operations from a riverboat to a new land-based casino. The new land-based casino opened June 6, 2024.

On November 3, 2020, voters in 55 of the 64 parishes approved sports betting in Louisiana.  In 2021 the regulatory framework for sports betting was passed in Acts 80, 440, and 435. Retail sports wagering went live in October 2021 and mobile sports wagering went live in February 2022.

In 2021, Act 437 authorized historical horse racing machines (HHRs) to be regulated by the Louisiana State Racing Commission. The first historical horse racing machines in Louisiana went live in 2022. In March 2025 the Louisiana Supreme Court ruled that the 2021 law authorizing historical horse racing machines was unconstitutional, thereby making it illegal to operate historical horse racing machines in Louisiana. Accordingly, we ceased all historical horse racing operations at our Louisiana properties in March 2025.

Mississippi

The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at IP Biloxi, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.

The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;
•	the establishment and maintenance of responsible accounting practices and procedures;
•

the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;
•	providing a source of state and local revenues through taxation and licensing fees; and
•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.

The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized gaming in each of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county. Currently, gaming is permissible in nine of the fourteen eligible counties in the state and gaming operations have commenced in seven counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. However, the Mississippi Legislature amended the Mississippi Act to permit licensees in the three counties along the Gulf Coast to establish casino structures that are located in whole or part on shore and land-based casino operations provided the land-based gaming areas do not extend inland more than 800 feet beyond the nineteen-year mean high water line, except in Harrison County where the 800-foot limit can be extended as far inland as the greater of 800 feet beyond the 19 year mean high water line or the southern boundary of Highway 90. Due to another change in the interpretation of the Mississippi Act, the Commission has also permitted licensees in approved Mississippi River counties to conduct gaming operations on permanent structures, provided that the majority of the gaming floor in any such structure is located on the river side of the "bank full" line of the Mississippi River.

Our IP Biloxi casino is located on permanent structures elevated above the Back Bay of Biloxi. Sam's Town Tunica ceased all operations and closed permanently on November 9, 2025.

The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the number of gaming positions or percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices and race books and sports pools. While sports and race book wagering is permitted, such wagers may be made only while the patron is located on the property of a licensed gaming establishment.

We and any subsidiary of ours that operates a casino in Mississippi (each a “Gaming Subsidiary” and together, the “Gaming Subsidiaries”) are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Boyd Biloxi, LLC, the owner and operator of IP Biloxi. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of IP Biloxi.

A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period and must be renewed periodically thereafter. Sam's Town Tunica's current gaming license expires on December 3, 2025, and IP Biloxi’s gaming license expires on October 3, 2026.

Certain of our officers and employees and the officers, directors and certain key employees of IP Biloxi must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to Boyd Gaming and IP Biloxi, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and our Gaming Subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determination of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.

At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Boyd Gaming. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of five percent or more of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission's regulations, which acquires more than ten percent, but not more than twenty-five percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and
•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person's voting securities;
•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
•

fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State of Mississippi.

Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation maybe sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognizes any voting right by the unsuitable person in connection with those securities;
•	pays the unsuitable person remuneration in any form; or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities, and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver of this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.

Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Gaming Subsidiary may not make a public offering of its securities but may pledge or mortgage its casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval by the Mississippi Commission of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.

Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions, but we must obtain separate prior approvals from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees and Lease Transaction Report with the Mississippi Commission within thirty (30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order any such transaction rescinded.

Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission also may require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and found suitable as part of the approval process relating to the transaction.

The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and further Mississippi's policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation's board of directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purpose of acquiring control of the Registered Corporation.

Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of, or a waiver of such approval by, the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained, or otherwise qualified for, a waiver of foreign gaming approval from the Mississippi Commission for operations in other jurisdictions in which we conduct gaming operations and will be required to obtain approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi; provided, however, that upon notice to the Mississippi Commission within thirty days of conducting such activity, such a waiver shall be deemed automatically granted under the Mississippi Commission's regulations in connection with foreign gaming activities (except for internet gaming activities) conducted (i) within the fifty (50) states or any territory of the United States, (ii) on board any cruise ship embarking from a port located therein, and (iii) in any other jurisdiction in which a casino operator's license or its equivalent is not required in order to legally conduct gaming operations.

If the Mississippi Commission were to determine that we or our Gaming Subsidiaries had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of such Gaming Subsidiary, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi, to the Mississippi Commission and to the counties and cities in which a Gaming Subsidiary's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Generally, gaming fees and taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation;
•	the number of gaming devices operated by the casino; or
•	the number of table games operated by the casino.

The gaming operator license fees payable to the State of Mississippi include an annual license fee of $5,000, plus a monthly license fee based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings), and the current maximum tax rate imposed by the State of Mississippi is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. Additionally, there is an annual license fee payable by us to the state equal to $81,200 plus $100 for each game in excess of thirty-five games on the casino floor. Moreover, the Mississippi Commission assesses IP Biloxi with an annual investigative fee of up to $300,000, which is based on the number of gaming devices on the property. The gross revenues fee imposed by the City of Biloxi in which IP Biloxi is located equals approximately four percent of the gaming receipts.

The Mississippi Commission's regulations require as a condition of licensure that a project include a 500-car or larger parking facility in close proximity to the casino complex, a 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication as determined by the Mississippi Commission, a restaurant capable of seating at least 200 people and a fine dining facility capable of seating at least 75 people, a casino floor of at least 40,000 square feet and have (or support) an amenity that will be unique to the market, encourage economic development and promote tourism. Unless waived, such regulations apply to new casinos or acquisitions of closed casinos. IP Biloxi was grandfathered under a prior version of the regulation and thus is exempt from the current regulation’s requirements.

The sale of alcoholic beverages by IP Biloxi is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi Department of Revenue. IP Biloxi is located in an area designated as a special resort area, which allows the property to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at IP Biloxi must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.

In 2018, the Mississippi Legislature enacted legislation establishing a statewide lottery. The sale of lottery tickets is subject to the licensing, control and regulation of the Mississippi Lottery Corporation. IP Biloxi has obtained a retailer permit for the sale of lottery tickets at the casino property.

After PASPA was overturned in May 2018, the Mississippi Commission promulgated rules authorizing retail and on-property mobile sports wagering. Sports wagering was interpreted to fall under the gaming activities permitted by state law, eliminating the need for the authorizing legislation. In August 2018 sports wagering launched in Mississippi.

Missouri

Conducting gambling activities and operating a riverboat gaming facility in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder. The Missouri Gaming Commission (the “Commission”) was created by the Missouri Riverboat Gambling Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of gaming licenses to owners, operators, suppliers and certain affiliates of riverboat gaming facilities. In August 2018, the Commission issued Boyd Gaming Corporation a Class A riverboat gaming license in connection with its proposed acquisition of Ameristar Casino Kansas City, LLC and Ameristar Casino St. Charles, LLC. In addition, the Commission approved the company’s petition for approval of transfer of interest and change in control to allow for the proposed acquisition to close in October 2018. This acquisition resulted in the company operating two casino properties in Missouri, one in Kansas City and one in St. Charles, through these acquired subsidiaries. Each of the acquired subsidiaries maintains a Class B riverboat gaming license issued by the Commission which allows for the operation of the casino properties.

In order to obtain a license to operate a riverboat gaming facility, the proposed operating business entity must complete a Riverboat Gaming Application form requesting a Class B License. In order to obtain a license to own and/or control a Class B Licensee as its ultimate holding company, a company must complete a Riverboat Gaming Application form requesting a Class A License. The Riverboat Gaming Application form is comprised of comprehensive questions regarding the nature and suitability of the applicant. Applicants who submit the Riverboat Gaming Application form requesting either a Class A or Class B License undergo an extensive background investigation by the Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the Class A or Class B License applicant) must complete a Key Person and Level 1 Application (Personal Disclosure Form 1) and undergo a substantial background investigation. Certain key business entities closely related to the applicant must undergo a similar application process and background check. An applicant for a Class A or Class B License will not receive or be allowed to retain a license if the applicant and its key persons, including key business entities, have not established and maintained good repute and moral character. No licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony, to perform any duties directly connected with the licensee’s privileges under a license granted by the Commission.

Each Class B License granted entitles a licensee to conduct gambling activities at a specific riverboat gaming operation. Each Class A License granted entitles the licensee to develop and operate a Class B licensee or, if authorized, multiple Class B licensees. The duration of both the Class A and Class B License initially runs for two one-year terms; thereafter, for four-year terms. In conjunction with the renewal of each license, the Commission requires the filing of a Riverboat Gaming Renewal Application form and renewal fees. In conjunction with each renewal, the Commission may conduct an additional investigation of the licensee with specific emphasis on new information provided in the Riverboat Gaming Renewal Application form. The Commission also possesses the right to periodically conduct a comprehensive investigation on any Class A, Class B, supplier or key person licensee since the date on which the last comprehensive investigation was conducted. The Commission also licenses the serving of alcoholic beverages on riverboats and related facilities operated by the Class A or Class B.

In determining whether to grant and allow the continued possession of a gaming license, the Commission considers the following factors, among others: (i) the integrity of the applicant; (ii) the types and variety of games the applicant may offer; (iii) the quality of the physical facility, together with improvements and equipment; (iv) the financial ability of the applicant to develop and operate the facility successfully; (v) the status of governmental actions required by the facility; (vi) the management ability of the applicant; (vii) compliance with applicable statutes, rules, charters and ordinances; (viii) the economic, ecological and social impact of the facility as well as the cost of public improvements; (ix) the extent of public support or opposition; (x) the plan adopted by the home dock city or county; and (xi) effects on competition.

A licensee is subject to the imposition of penalties, suspension or revocation of its license for any act that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the State of Missouri, including without limitation: (i) failing to comply with or make provision for compliance with the legislation, the rules promulgated thereunder or any federal, state or local law or regulation; (ii) failing to comply with any rules, order or ruling of the Commission or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier’s license but who is required to hold such license by the legislation or the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; (vi) employing in any Missouri gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any gambling game; (vii) use of fraud, deception, misrepresentation or bribery in securing any license or permit issued pursuant to the legislation; (viii) obtaining any fee, charge or other compensation by fraud, deception or misrepresentation; and (ix) incompetence, misconduct, gross negligence, fraud, misrepresentation or dishonesty in the performance of the functions or duties regulated by the Missouri Riverboat Gambling Act.

Any transfer or issuance of ownership interests in a publicly held gaming licensee or its holding company that results in an entity or group of entities acting in concert owning, directly or indirectly, an aggregate ownership interest of 5% or more in the gaming licensee must be reported to the Commission within seven days. Further, any pledge or hypothecation of, or grant of a security interest in, 5% or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Commission within seven days. The Commission will impose certain licensing requirements upon a holder of an aggregate ownership interest of 5% or more in a publicly-traded Missouri Class A or Class B licensee, unless such holder applies for and obtains an institutional investor exemption in accordance with the Missouri gaming regulations. The Executive Director of the Commission may grant a waiver to an institutional investor that holds up to 10% of the outstanding equity of the Missouri licensee. The Commission itself may grant a waiver to an institutional investor that holds up to 20% of the outstanding equity of the Missouri licensee. No investor may increase holdings above 25% without triggering a change in control that requires prior approval by the Commission. The Commission may grant a petition to approve a change in control if the petitioner proves that (i) the transfer is in the best interest of the state of Missouri and would have no potential to affect suitability of the gaming operation; (ii) the transfer is not injurious to the public health, safety, morals, good order, or general welfare of the state; (iii) it would have no material negative competitive impact; and (iv) it would not potentially result in any significant negative changes in the financial condition of the licensee. In addition, any sale, transfer or lease of the Class B’s real estate (outside of the normal course of business) shall trigger a change in control that requires prior approval by the Commission. The petition to approve a change in control in such an instance will be considered by the Commission using the same criteria set forth above for an ownership interest change in control.

Every employee participating in a riverboat gaming operation must hold an occupational license. In addition, the Commission issues supplier’s licenses, which authorize the supplier licensee to sell or lease gaming equipment and supplies to any licensee involved in the operation of gaming activities. Class A and Class B licensees may not be licensed as suppliers.

Riverboat gaming activities may only be conducted on, or within 1,000 feet of the nearest edge of the main channel of, the Missouri River or Mississippi River. Minimum and maximum wagers on games are set by the licensee, and wagering may be conducted only with a cashless wagering system, whereby money is converted to tokens, electronic cards or chips that can only be used for wagering. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed excursion gambling boat.

The Missouri Riverboat Gambling Act imposes a 21% wagering tax on adjusted gross receipts (generally defined as gross receipts less winnings paid to wagerers) from gambling games. The tax imposed is to be paid by the licensee to the Commission on the day after the day when the wagers were made. Of the proceeds of the wagering tax, 10% of such proceeds go to the local government where the home dock is located, and the remainder goes to the State of Missouri.

The Missouri Riverboat Gambling Act also requires that licensees pay a two-dollar admission tax to the Commission for each person admitted to each two hour synthetic gaming excursion; no Missouri casinos actually offer excursions currently. One dollar of the admission fee goes to the State of Missouri, and one dollar goes to the home dock city in which the licensee operates. The licensee is required to maintain public books and records clearly showing amounts received from admission fees, the total amount of gross receipts and the total amount of adjusted gross receipts. In addition, all local income, earnings, use, property and sales taxes are applicable to licensees.

Our Ameristar properties in Missouri opened retail sportsbooks on December 1, 2025, pursuant to rules and regulations adopted by the Missouri Gaming Commission as result of the November 2024 adoption of a constitutional amendment to authorize sports wagering.  The initiative that amended the Missouri Constitution to authorize retail sports wagering at casinos and certain areas in professional sports districts also authorizes each casino owner and certain professional sports teams to have one statewide interactive sports wagering license.  The Company, through its affiliates and subsidiaries, also has one statewide interactive sports wagering license in Missouri that is operated by a third-party sports wagering platform provider

The State of Missouri has seen an increase in illegal and “gray” market gaming which can have an impact on our casino operations there. There has been significant expansion in “No Chance Game” devices or NCGs which resemble slot machines but purport to fall outside of Missouri’s definition of illegal gaming. There have been lawsuits in various municipalities in Missouri to determine the illegality of NCGs.  A Franklin County lawsuit determined that NCGs were illegal gaming yet various similar lawsuits brought by other prosecutors have been dismissed.  No definitive state-wide law or court precedent has developed to clarify the illegality of NCGs. As the Missouri Gaming Commission only maintains jurisdiction over legal gaming, there have been issues across the state with inconsistent enforcement of the state statute on illegal gaming allowing for both NCGs and clearly illegal games to spread.  The Missouri Gaming Association along with various general assembly members have proposed and supported bills to allow for greater clarity and enforcement of NCGs and illegal games.  For the past four years, these bills have not passed, in part due to opposition to various groups pushing for video lottery terminals or other forms of distributed gaming in Missouri.

In addition to the bills regarding illegal gaming, from time to time, there have been several proposed bills pending before the Missouri General Assembly or through initiative petition which, individually or in combination, if adopted, would (1) adjust the amount of wagering tax imposed on adjusted gross receipts of licensees (2) allow for a ballot measure to amend the Missouri Constitution to allow additional riverboat gaming facilities with a focus on additional casinos at or near the Lake of the Ozarks and/or (3) establish the Missouri Video Lottery Control Act which would authorize video gaming terminals in bars, restaurants, veterans/fraternal halls and truck stops similar to the Illinois Video Gaming Act. Currently, there are numerous bills pending before the Missouri General Assembly for the expansion of gaming in the state.

Iowa

Our Diamond Jo and Diamond Jo Worth operations are subject to Chapters 99D and 99F of the Iowa Code and the regulations promulgated under those Chapters, and the licensing and regulatory control of the Iowa Racing and Gaming Commission (“IRGC” or “Commission”). Our licenses held by Diamond Jo, LLC (“DJL”) and Diamond Jo Worth, LLC, (“DJW”) are subject to annual renewal and are further dependent upon successful annual license renewal of our respective “qualified sponsoring organizations,” Dubuque Racing Association, Ltd. (“DRA”) and Worth County Development Authority (“WCDA”).

The legislation permitting gambling in Iowa authorizes the granting of licenses to conduct gambling games to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under Iowa law, whether or not exempt from federal taxation, or a person or association that can show to the satisfaction of the Commission that the person or association is eligible for exemption from federal income taxation under Sections 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code. Such nonprofit corporation may operate the excursion gambling boat or gambling structure itself, or it may enter into an agreement with another operator to operate the boat or structure on its behalf. An operator must be approved and licensed by the Commission.

Diamond Jo, LLC & Dubuque Racing Association, Ltd.

DRA, a nonprofit corporation originally organized for the purpose of operating a pari-mutuel greyhound racing facility in Dubuque, Iowa, first received an excursion gambling boat license in 1990 and has been licensed as the “qualified sponsoring organization” of the Diamond Jo Casino since March 18, 1993. DRA entered into an operating agreement (the “DRA Operating Agreement”) with Greater Dubuque Riverboat Entertainment Company, L.C., the previous owner and operator of the Diamond Jo Casino, authorizing Greater Dubuque Riverboat Entertainment Company, L.C. to operate excursion gambling boat gaming operations in Dubuque. The Commission approved the DRA Operating Agreement on March 18, 1993. Our licensed operator DJL assumed the rights and obligations of Greater Dubuque Riverboat Entertainment Company, L.C. under the DRA Operating Agreement.

During 2005, the DRA Operating Agreement was amended to provide for, among other things, the extension of the agreement through December 31, 2018. The Agreement also authorized the DRA to operate up to 1,500 gaming positions at Mystique, a greyhound racetrack that DRA operates under a separate license. On November 13, 2014, the Commission approved a request by DRA to conduct gambling games at a gambling structure instead of a racetrack enclosure effective January 1, 2015. This change was in response to a 2014 statutory amendment allowing DRA to maintain a license to conduct gambling games at Mystique without the requirement of scheduling performances of live dog races. DJL pays the DRA 4.5% of DJL’s adjusted gross receipts (the gross receipts less winnings paid to wagerers) from gaming operations of DJL. In 2017, the DRA and DJL executed an Amended and Restated Operating Agreement, effective January 1, 2019, that extends the term through December 31, 2030.

In 2007, DJL entered into an Amended and Restated Port of Dubuque Public Parking Facility Development Agreement with the City of Dubuque, Iowa (“the City”). Pursuant to that agreement, DJL agreed to and has now completed construction of a land-based casino of not less than one hundred forty thousand (140,000) square feet of floor space. DJL is obligated to pay the full property taxes on the casino development and valuation of the property is subject to a minimum assessment agreement. DJL further agreed to escrow funds for the City to construct a parking facility. The parking garage has been completed and DJL is obligated to pay the reasonable and necessary actual operating costs incurred by the City for the operation, security, repair and maintenance of that Public Parking Facility and to contribute $80 per parking space (adjusted by the Consumer Price Index) annually to a Sinking Fund from which certain of those expenses are withdrawn. As part of that agreement, the City agreed to make the parking garage available for public use 24 hours/day and 7 days/week subject to certain emergency situations. The parking garage was largely funded through tax increment financing over a 30-year period and the parking agreement between the City and DJL continues for the life of the Public Parking Facility. The development agreement was amended June 11, 2009 to provide parking privileges in the public parking facility for DJL’s customer valet parking and for certain management personnel. The amended agreement terminates June 18, 2029.

Diamond Jo Worth, LLC & Worth County Development Authority

The WCDA, a nonprofit corporation, was organized on July 14, 2003 for the purpose of serving as a “qualified sponsoring organization” for an excursion gambling boat licensed in Worth County, Iowa. Pursuant to an operating agreement with the WCDA (the “WCDA Operating Agreement”), DJW is entitled to own and operate a gambling facility in Worth County, Iowa. As the “qualified sponsoring organization” for DJW, WCDA receives 5.76% of DJW’s adjusted gross receipts from gaming operations. An Amendment to the WCDA Operating Agreement was entered into on October 7, 2014 and was approved by the Commission on November 13, 2014. This First Amendment to Amended and Restated Operator’s Agreement provided for a continuation of the operating agreement until March 31, 2025 with DJW having the right to renew for succeeding ten-year periods thereafter. In February 2025, DJW renewed its agreement with WCDA for another ten-year period that runs until March 31, 2035.

Under Iowa law, a license to conduct gaming may be issued in a county only if the county electorate has approved the gaming. The electorate of Dubuque County, Iowa, which includes the City of Dubuque, approved gaming on May 17, 1994, by referendum, with 80% of the electorate voting in favor of gaming conducted by DJL. The electorate of Worth County, Iowa, approved gaming on June 24, 2003, by referendum, including gaming conducted by DJW, with 75% of the electorate voting in favor. In 2011, the legislature amended the law to remove the requirement for referendums to be conducted every eight years if a proposition to operate gambling games is approved by a majority of the county electorate voting on the proposition in two successive elections. Because both Dubuque County and Worth County have had two successive referendums approving the proposition allowing for the operation of gambling games, no further referendums approving a proposition to operate gambling games are required for DJL and DJW.

Under Iowa law, the legal age for gaming is 21 years of age, and wagering on a “gambling game” is legal when conducted by a licensee on the gaming floor of an “excursion gambling boat” or a "gambling structure." An “excursion gambling boat” is an excursion boat or moored barge and a "gambling structure" is any man-made stationary structure that does not contain a race track and is approved by the Commission. A “gambling game” is any game of chance authorized by the Iowa Racing and Gaming Commission.

In July 1995, legislation was enacted requiring the Commission to cooperate with the gambler’s self-exclusion program and to incorporate information regarding the program and its toll-free telephone number in printed materials distributed by the Commission. It also provided that, as a condition of licensing, the Commission could require licensees to have information on the program available in a conspicuous place.

Legislation enacted in May 2004, and subsequently amended in 2017, required licensees to establish a voluntarily exclusion program, whereby persons may voluntarily ban themselves from the gaming floor of all licensed facilities under Iowa Code Chapter 99F for an initial period of five years or life and that person can then make subsequent requests to be excluded from the gaming floor for five years or life. This process also requires the licensee to disseminate information regarding persons voluntarily excluded to all other licensees. The 2004 legislation also prohibited cash and credit devices in the wagering area or on the gaming floor and required that the CPA conducting the annual audit be selected by the board of supervisors of the licensee’s county and required that new operating agreements between a qualified sponsoring organization and an operator provide for a minimum distribution for charitable purposes to average at least three percent of the adjusted gross receipts for each license year.

A substantial amount of all resources and goods used in the operation of an excursion gambling boat must emanate from and be made in Iowa. Also, as a condition of granting a license, the licensee must make every effort to ensure a substantial number of staff and entertainers are Iowa residents and reserve a section for promotion and sale of arts, crafts, and gifts native to and made in Iowa.

Substantially all of DJL’s and DJW’s material transactions are subject to review and approval by the Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $100,000 in a calendar year are agreements that qualify for submission to and approval by the Commission subject to certain limited exceptions. The agreement must be submitted within 30 days of execution and approval must be obtained prior to implementation unless the agreement contains a written clause stating that the agreement is subject to Commission approval. Additionally, contracts negotiated between DJL or DJW and a related party must be accompanied by economic and qualitative justification.

We must submit detailed financial, operating and other reports to the Commission. We must file weekly gaming reports indicating adjusted gross receipts received from gambling games. Additionally, we and our qualified sponsoring organizations must file annual audited financial statements covering all financial activities related to our operations for each fiscal year. We must also keep detailed records regarding our equity structure and owners.

Iowa has a graduated wagering tax on excursion gambling boat and gambling structure gaming equal to 5% of the first one million dollars of adjusted gross receipts, 10% on the next two million dollars of adjusted gross receipts and 22% on adjusted gross receipts of more than three million dollars. In addition, Iowa excursion gambling boats and gambling structures share equally in costs of the Commission and related entities to administer gaming in Iowa.

Iowa legalized sports wagering and fantasy sports contests in 2019. Both DJL and DJW are licensed to operate sports wagering through retail sports books at our properties and through statewide mobile sports wagering platforms.

The Commission has approved both properties' use of third parties to operate their retail sports books and their statewide mobile sports wagering platforms. Both retail and online sports wagering launched in August 2019.

In February 2025, the Commission voted to issue a new casino license to the Linn County Gaming Association and Cedar Rapids Development Group for the $270 million Cedar Crossing Casino in Cedar Rapids, Iowa.  The casino is expected to open on or about December 31, 2026.  Cedar Rapids is approximately 62 miles from Dubuque and the opening of a casino there may impact DJL.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Iowa legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

If the Commission decides that a gaming law or regulation has been violated, the Commission has the power to assess fines, revoke, or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations. In addition, annual license renewal is subject to, among other things, continued satisfaction of suitability requirements.

We are required to notify the Commission as to the identity of, and may be required to submit background information regarding, each director, corporate officer and owner, partner, joint venture, trustee or any other person who has a beneficial interest, direct or indirect, in DJL or DJW. The Commission may also request that we provide them with a list of persons holding beneficial ownership interests in DJL or DJW. For purposes of these rules, “beneficial interest” includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Commission may limit, condition, suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest is found to be ineligible as a result of want of character, moral fitness, financial responsibility, or professional qualifications or due to failure to meet other criteria employed by the Commission.

If the Commission were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or DJL or DJW, all relationships with such person would have to be severed. If any gaming authority, including the Commission, requires any person, including a holder of record or beneficial owner of securities or holder of a “beneficial interest", to be licensed, qualified or found suitable, the person must apply for a license, qualification or finding of suitability within the time period specified by the Commission. The person would be required to pay all costs of obtaining the license, qualification or finding of suitability. If a holder of record of or holder of a “beneficial interest” in the licensee is required to be licensed, qualified or found suitable and is not licensed, qualified or found suitable by the Commission within the applicable time period, membership interests or “beneficial interests” as the case may be, must be redeemed or transferred to a person or entity that is licensed, qualified or found suitable or the gaming license could be adversely affected, including revocation.

Kansas Gaming Regulation

On January 14, 2011, the State of Kansas gave its final approval to develop, construct and manage a casino in the South Central Gaming Zone. On December 17, 2011, the Kansas Racing and Gaming Commission (“KRGC”) gave its Final Certification to open the Kansas Star Casino, which then opened to the public on December 20, 2011. On October 15, 2012, the Kansas Lottery consented to and approved the assignment/transfer of the ownership and control of the Lottery Gaming Management Facility Contract (“Management Contract”) and the Kansas Star Casino to Boyd Gaming Corporation. On November 16, 2012, the KRGC issued its certification and approved Boyd Gaming Corporation as the Gaming Manager for the South Central Zone. Pursuant to the terms of the Management Contract, the State retains 22%-26% of gross gaming revenue, based on a tiered revenue structure. In addition, 3% is paid to the City of Mulvane and Sumner County and 2% is paid to the Problem Gaming and Addiction Grant Fund. Kansas Star Casino and the Kansas Lottery Commission entered into an agreement in July 2023 to revise and renew the Management Contract for an additional 15-year term commencing December 20, 2026. Kansas Star Casino receives the balance of gross gaming revenue, as well as all non-gaming revenue. Kansas Star Casino provides $1.5 million annually to a county fund to support education in the region and $100.00 to each Sumner County student grades K-12 for school supplies plus $1,000.00 to each Sumner County student pursuing post-secondary endeavors per the terms of the original Management Contract.

The state gaming regulations in Kansas provide for four (4) designated gaming zones, with a single state sanctioned casino to be located in each such zone. Kansas regulations authorize gaming operations through the execution of management contracts between the State of Kansas and commercial gaming managers. The Management Contract confers the exclusive right to manage a lottery gaming business in a designated gaming zone for a period of 15 years from commencement of operations. It provides the Lottery Gaming Facility Manager (the “Gaming Manager”) the right to own and develop all of the assets of the casino and related amenities (except for lottery facility games, including slot machines and table games) and manage the Lottery Gaming Facility on behalf of the State of Kansas. Subject to the approval of the Executive Director of the Kansas Lottery, the Gaming Manager purchases the lottery facility games on behalf of the State of Kansas and title to the lottery facility games is placed in the name of the State of Kansas for the duration of the Management Contract. If this Management Contract were to eventually expire, title to these games would be transferred to the Gaming Manager, if legally permitted, or the games would be sold and the State of Kansas would convey the residual value of such games to the Gaming Manager. The Management Contract also provides the Gaming Manager and the Kansas Lottery with discretion to renew the Management Contract or to negotiate a new Management Contract provided the new Management Contract contains substantially the same terms as contained in the existing Management Contract and compels the parties to negotiate in good faith. Kansas law additionally allows for the development of racetrack gaming facilities in three of the gaming zones, the Northeast Zone, the South Central Zone and the Southeast Zone. These facilities would be allowed to place up to 2,200 slot machines between the three tracks, provided the public in each Gaming Zone approved the expansion of gaming into racetrack facilities. On August 7, 2007, voters in Sedgwick County, Kansas rejected the expansion of gaming to the Wichita Greyhound Park in Park City, Kansas. The Wichita Greyhound Park is located in the South Central zone. Given the relatively high tax rate and race requirements for racetrack gaming facilities in Kansas, no proposals to establish slots at either of the other gaming zones have been received and the other two racetracks (the Woodlands in Kansas City, Kansas and Camptown in Frontenac, Kansas) have been closed for many years.

The Gaming Manager is subject to regulation by both the Kansas Lottery Commission and the KRGC. These regulations require the Gaming Manager to comply with strict operating, accounting and audit procedures. Additionally, pursuant to the Management Contract, the Executive Director of the Kansas Lottery has approval rights over certain operational areas such as advertising, promotions and marketing materials as well as the purchase, lease, sale or transfer of lottery facility games. Pursuant to the Expanded Lottery Gaming Act, the Gaming Manager, together with all officers, directors, key employees and persons owning directly or indirectly 0.5% or greater interest in a Gaming Manager are required to be certified by the KRGC. Such certification requires the Gaming Manager, entities and individuals to submit to a background investigation, and includes compliance with such security, fitness and background investigations and standards as the Executive Director of the KRGC deems necessary to determine whether such person’s reputation, habits or associations pose a threat to the public interest of the state or to the reputation of or effective regulation and control of the Lottery Gaming Facility or Racetrack Gaming Facility. The KRGC has the power to assess fines, revoke or suspend licenses or to take any other action it deems necessary to comply with Kansas laws, rules and regulations. The KRGC from time to time adopts regulations it considers necessary and appropriate.

Senate Bill 84 legalizing sports wagering and authorizing a Historical Horse Racing (HHR) machine facility to be developed in Sedgwick County was signed into law on May 12, 2022.  The enacted legislation authorizes retail and online wagering through commercial casinos pursuant to operating contracts with the Kansas Lottery Commission. Each casino can have up to three online skins, enter into up to 50 retailer partnerships, and can request an additional skin for a partnership with a professional sports team. Retail and online sports betting launched on September 1, 2022.  Senate Bill 84 also amended the Kansas Pari-Mutuel Racing Act to authorize a 1,000-unit HHR machine facility to be permitted in Sedgwick County, a key part of Kansas Star Casino’s gaming market in south central Kansas.

The Company and Kansas Star Casino filed suit subsequent to the enactment of SB 84 under contractual rights and remedies included in its Lottery Facility Management Contract and the Kansas Expanded Lottery Act (KELA) related to exclusivity for commercial gaming in the South Central zone.  The State of Kansas, the Company and Boyd Gaming settled claims related to the matter in July 2023.

The Kansas Racing & Gaming Commission solicited applications for the HHR facility with a due date of February 28, 2023, and the Company submitted an application for its proposed Diamond Jo HHR facility in Park City, Kansas.  The Kansas Racing & Gaming Commission determined in July 2023 that the Company was ineligible to be awarded the HHR permit since it is located in the same gaming zone as our Kansas Star Casino and awarded the permit to another applicant.  That facility is located in Park City, Kansas, at the site of the former Wichita Greyhound Park and opened on December 15, 2025.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Kansas legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

Ohio Gaming Regulation

Ohio has eleven (11) gaming facilities. Four of these gaming facilities are casinos and subject to the Ohio Casino Control Commission. Casino gaming was authorized in Ohio on November 3, 2009 through a voter approved Constitutional Amendment (Issue 3). The other seven (7) gaming facilities conduct video lottery terminal sales and pari-mutuel wagering as described below.

Boyd Gaming Corporation, or its subsidiaries, does not conduct casino gaming in Ohio. Instead, Boyd, through a subsidiary, owns and operates Belterra Park Gaming. Belterra Park operates and conducts video lottery terminals ("VLTs") sales, and also conducts pari-mutuel wagering on horse racing. Belterra Park also sells traditional lottery games.

Video Lottery Terminals

VLT sales were authorized by House Bill 1 (effective 07/17/09) (the "Lottery Act"). The Governor at this time also issued an executive order authorizing VLTs at the seven (7) commercial racetracks (issued 08/18/09). Two of the VLT facilities are in Cuyahoga County with one of the facilities sharing a border with an adjoining county. Finally, one VLT facility is in each of the following counties: Franklin, Hamilton Mahoning, Montgomery, and Warren. The Lottery Act was subsequently amended by House Bill 386 (effective 06/11/12). The Lottery Act authorized Lottery to implement VLT sales and regulation through administrative code regulations which were originally effective on 08/18/09 (the "Lottery Regulations"). The Lottery Regulations have been amended numerous times since original enactment and can be found in Ohio Administrative Code Section 3770:2.

Currently, video lottery sales can only be conducted at a commercial horse racing facility that has been issued a permit by the Ohio State Racing Commission. The Ohio Lottery Commission ("Lottery") licenses and regulates VLTs at seven (7) facilities in the state including Belterra Park. Lottery regulation restricts the number of authorized video lottery licenses to seven (7) for ten years from the issuance of the first video lottery sales agent license. The first VLT facility opened on June 1, 2012.

To conduct VLT sales, an applicant must be issued a video lottery license as a video lottery sales agent. An applicant must pay applicable application and license fees. Each initial licensed video lottery licensee was required to invest $150 Million in the VLT and racing facilities.

A video lottery license is valid for three (3) years and Belterra Park's license expires on April 28, 2026. Annual disclosures are required. A license may be renewed by the Lottery. Video lottery licenses are not transferable for five years from the initial issuance of an operating license unless the Director permits a license transfer to protect the public interest and trust.

A video lottery sales agent receives 66.5% commission of video lottery terminal income through Lottery regulation. Up to 1% can be dedicated to support problem gaming also through Lottery Regulation.

Video lottery sales agent employees are required to be licensed prior to being involved in gaming activity. The Lottery has the following license categories for such employees: key gaming employees, gaming employees and non-gaming employees. Key gaming employees may be provided temporary licenses if approved by the Director.

No person may own, directly or indirectly, more than five (5) percent in a video lottery applicant or licensee without notice and ultimate approval by Lottery unless such person is a qualifying institutional investor. An institutional investor who owns five (5) percent to fifteen (15) percent may be exempt from suitability review upon submitting to the director sufficient documentation and certifications. However, the Director of the Lottery may determine that any person affiliated with a video lottery applicant or video lottery sales agent must submit to background checks and suitability reviews.

Lottery has authority to audit and inspect video lottery sales agent facilities. Belterra Park is required to comply with all aspects of the Lottery Act including all rules, regulations, policies and directives of the Lottery, and all terms and conditions of the license. Failure to comply may subject the video lottery sales agent's video lottery license to suspension or revocation, or monetary penalties.

If Lottery were to find an officer, director, key employee or other licensee or applicant unsuitable for licensing or unsuitable to continue having a relationship with Belterra Park, Belterra Park would have to sever all relationships with such person. In addition, the Lottery may require Boyd Gaming or Belterra Park to terminate the employment of any person who refuses to file appropriate applications.

Video lottery sales agents may only have twenty-five hundred (2,500) VLTs unless otherwise approved by the Director. Video lottery participants must be twenty one (21) to wager on video lottery terminals. Projected average return to video lottery participants must be eighty give (85) percent or more. Video lottery sales agents receive a commission of sixty-six and one-half (66.5) percent of video lottery terminal sales, but a portion goes to support problem gaming. Lottery keeps the remainder to support education of the state.

Pari-mutuel wagering

Pari-mutuel wagering on horse racing was first authorized in 1933 by the Ohio General Assembly. Commercial horse racing is permitted and regulated pursuant to Ohio Revised Code Chapter 3769 and Ohio Administrative Code Chapter 3769 (collectively the "Horse Racing Act"). The Horse Racing Act is dedicated to the protection, preservation and promotion of horse racing and its related industry.

The Ohio State Racing Commission ("Racing Commission") permits and regulates horse racing at seven (7) commercial facilities in the state which currently are at the same facilities as the VLT facilities. The Horse Racing Act requires a racing permit only for a corporation that holds, conducts, assists, or aid and abets in holding or conducting any meetings, at which horse racing is permitted for any stake, purse, or award. The Racing Commission licenses all industry participants and regulated pari-mutuel wagering.

To conduct pari-mutuel wagering at horse racing facilities, an applicant must be issued a permit annually. An applicant must pay applicable permit fees and applications are due by August 15 of each year for the upcoming calendar year. A permit may be renewed by the Racing Commission. Racing permits are not transferable without approval of the Racing Commission.

Persons participating in racing are required to be licensed by the Racing Commission.

The Racing Commission has authority to audit and inspect the racing facilities. Belterra Park is required to comply with all aspects of the Horse Racing Act including all rules, regulations, policies and directives of the Racing Commission, and all terms and conditions of the license. Failure to comply may subject the video lottery sales agent's video lottery license to suspension or revocation, or monetary penalties.

Ohio has taxed pari-mutuel wagering on horse racing since 1933. In 1981, the horse racing tax was expanded to include “exotic” wagering - meaning all bets made on placements other than win, place or show.

An additional tax on pari-mutuel wagering is also levied for the municipal corporation or township in which racing takes place, intended as a reimbursement for expenses incurred due to racing meets.

•	Tax Base- The base of the tax includes the:
◦	Amount wagered each day on all pari-mutuel racing.
◦	Amount wagered each day on exotic bets.
◦	Total amount wagered at each horse racing meeting of a permit holder.

•	Rates- Pari-mutuel wagering tax: The tax rates on daily pari-mutuel wagering are as follows:

Amount wagered daily           Rates

◦      First $200,000                1.0%

◦      Next $100,000                2.0%

◦      Next $100,000                3.0%

◦      Over $400,000                4.0%

In addition to the pari-mutuel tax, a special tax of 3.5% applies to daily wagering on results other than win, place or show. There is an additional pari-mutuel wagering tax as follows which is capped at $15,000 per meet:

     Total wagering per meet               Rates

◦      Less than $5 million       0.10%

◦      45 million or more          0.15%

Sports Wagering

Sports wagering was legalized in 2021 at commercial casinos and racinos, professional sports arenas, and at up to 19 other retail locations. Limited sports wagering can be offered via kiosks in licensed bars and restaurants. Statewide mobile sports wagering is authorized through casinos and racinos and professional sports franchises through partners. Belterra Park, through licensure and approval by the Ohio Casino Control Commission, holds a Type A Sports Gaming Proprietor License for statewide mobile sports wagering, and a Type B Sports Gaming Proprietor License for a retail sports book. Belterra Park, with the approval of the Ohio Casino Control Commission, has contracted with third parties as management services provider for the conduct of both statewide mobile sports wagering and retail sports wagering. Sports wagering launched in Ohio on January 1, 2023.

Liquor

Belterra Park is also subject to the jurisdiction and regulation of the Ohio Division of Liquor Control ("Liquor Control") for the liquor sales conducted at the property. Liquor Control issues permits to Belterra Park to conduct liquor sales and regulates liquor sales along with the Ohio Liquor Control Commission and the Ohio Department of Public Safety.

Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations and our business, financial condition and results of operations.

Pennsylvania

The ownership and operation of casinos in Pennsylvania - including the Valley Forge Casino Resort that is owned and operated by our wholly-owned subsidiary, Valley Forge Convention Center Partners, LLC (the “PA Subsidiary”) - are subject to extensive state regulation under the Pennsylvania Race Horse Development and Gaming Act, as amended, (4 Pa. C.S. §§ 1101 et seq.) and the regulations set forth in Title 58, Part VII of the Pennsylvania Code, (collectively referred to herein as the “Pennsylvania Act”). The primary objective of the Pennsylvania Act is to protect the public through regulation and policing of all activities involving gaming. Secondary objectives of the Pennsylvania Act include the generation of license fees and tax revenue for state and local government, tourism promotion, economic development, and promotion of the horse racing industry.

The Pennsylvania Act vests the Pennsylvania Gaming Control Board (“PGCB”) with general and sole regulatory authority over the conduct of casino gaming and related activities, which includes interactive gaming and sports wagering under the amendments to the Pennsylvania Act enacted in 2017. The PGCB was formed in 2004 and consists of seven voting members; three of whom are appointed by the governor and four of whom are appointed by the leadership of the Pennsylvania General Assembly. The PGCB grants various licenses, certificates, and other approvals, including, without limitation:

•	Slot machine licenses that authorize a holder to make slot machines available to play in accordance with the Pennsylvania Act;
•	Table games operation certificates that authorize a holder to make table games available to play in accordance with the Pennsylvania Act;
•	Interactive gaming certificates that authorize a holder to conduct interactive gaming directly or through a licensed interactive gaming operator in accordance with the Pennsylvania Act; and
•	Sports wagering certificates that authorize a holder to conduct sports wagering directly or through a licensed sports wagering operator in accordance with the Pennsylvania Act.

A slot machine license and the three other certificates listed above are required for casinos to offer slot machines, table games, interactive games and sports wagering. Each license or certificate has statutory and regulatory conditions that applicants must satisfy by clear and convincing evidence. In addition, persons with material relationships to, or material involvement with Boyd Gaming or the PA Subsidiary, including officers, directors and certain key employees, are required to apply to the PGCB for and maintain principal licenses and key employee licenses in accordance with the Pennsylvania Act. Any person with a beneficial ownership interest in Boyd Gaming of 5% or more must also apply for and obtain a principal license. Institutional investors, as defined in the Pennsylvania Act, that hold a beneficial ownership interest in Boyd Gaming of less than 20% which file and remain eligible to file a statement of beneficial ownership on Schedule 13G with the U.S. Securities and Exchange Commission may qualify for an institutional investor waiver in lieu of full licensure as a principal. If the PGCB were to find an officer, director, key employee or beneficial owner unsuitable for licensing or unsuitable to continue having a relationship with Boyd Gaming or the PA Subsidiary, Boyd Gaming and the PA Subsidiary would have to sever all relationships with such officer, director, key employee or beneficial owner.

All applicants to the PGCB must pay upfront fees for the issuance of the license or certificate and, for licenses and certain certificates, a periodic renewal fee. The PA Subsidiary has applied for, obtained and paid the requisite license fee for the license and certificates that authorize slot machines, table games, interactive games and sports wagering, each of which has been issued by the PGCB subject to customary regulatory conditions.

Pennsylvania has sixteen operating casinos throughout the state, with one additional licensed casino under development. Among the potential casinos, six licenses have been issued to existing horse racetracks (Category 1), five licenses have been issued to stand-alone casinos (Category 2), two licenses have been issued to well-established hotel resorts (Category 3), five licenses have been issued to ancillary casinos (Category 4). The Pennsylvania Act was amended on January 7, 2010, which amendment allowed the Category 1 and Category 2 casinos to offer up to 250 table games, while Category 3 casinos were limited to offer a maximum of 50 table games. The Pennsylvania Act was amended again on October 30, 2017, which amendment authorized ancillary casinos (Category 4) to operate between 300 and 750 slot machines and initially up to 30 table games (expandable to 40 table games after one year of operation), and further authorized Category 3 casinos to add up to 250 additional slot machines (over and above the previously authorized number of 600 machines) for a $2.5 million fee and up to 15 table games (over and above the previously authorized number of 50 table games) for a $1.0 million fee.

The PA Subsidiary holds a Category 3 license and paid the $2.5 million fee in order to offer the additional 250 slot machines. Boyd Gaming and its applicable principals and key employees have been licensed by the PGCB for Boyd Gaming to own Valley Forge Casino Resort. All permits and licenses issued by the PGCB are subject to renewal every five years. An application for renewal should be submitted at least six months prior to the expiration of the permit or license. The renewal application shall include an update of the information contained in the initial and any prior renewal applications and the payment of any renewal fee required. The PA Subsidiary applied for renewal of its Category 3 license on or about March 26, 2020 and was approved for a five-year period in November 2022.  Under the Pennsylvania Act, a slot machine license for which a completed renewal application has been submitted continues in effect while the renewal application remains pending.

Boyd Gaming and the PA Subsidiary are required to submit detailed financial and operating reports to the PGCB on regular intervals and in advance of the occurrence of certain material financing transactions.

If it were determined that the Pennsylvania Act was violated by Boyd Gaming or the PA Subsidiary, the gaming licenses for Valley Forge Casino Resort could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, Boyd Gaming and the persons involved could be subject to substantial fines for each separate violation of the Pennsylvania Act. Furthermore, a trustee could be appointed by the PGCB to operate Valley Forge Casino Resort.

All licenses under the Pennsylvania Act are grants of privilege to conduct business in the state and are nontransferable. If a slot machine licensee becomes aware of any proposed or contemplated change of ownership of the slot machine licensee, they must immediately notify the PGCB. A change of ownership includes:

•	More than 5% of a slot machine licensee's securities or other ownership interests;
•

More than 5% of the securities or other ownership interests of a corporation or other form of business entity that owns directly or indirectly at least 20% of the voting or other securities or other ownership interests of the licensee;

•	The sale - other than in the ordinary course of business - of a licensee's assets; or
•	Any other transaction or occurrence deemed by the PGCB to be relevant to license qualifications.

Within the PGCB is the Bureau of Investigations and Enforcement (“BIE”), Bureau of Casino Compliance (“BCC”) and the Office of Enforcement Counsel (“OEC”). BIE and OEC enforce the Pennsylvania Act and have pervasive investigative powers. BIE and OEC investigate and review all applicants and applications for a license, permit or registration. BCC and OEC also monitor gaming operations and can inspect and examine licensed facilities or online operations. A review may include the review of accounting, administrative and financial records, management control systems, procedures and other records utilized by a licensed entity. Licensees are obligated to comply with all investigations and the failure to do so may jeopardize the licensee’s ability to continue its business.

The passage of Act 42 of 2017 was the largest expansion of gaming in Pennsylvania since 2004. The most significant change was the establishment of Category 4 licenses. The PGCB was initially given authorization to establish up to 10 locations, with licenses awarded via sealed bid auctions. However, no further auctions for Category 4 licenses are authorized presently which limit the number of Category 4 licenses to no more than five. In addition, Act 42 of 2017 authorized the operation of up to 5 video gaming terminals at truck stops. Further, sports wagering was authorized in anticipation of changes in applicable federal law, and Act 42 of 2017 gave the PGCB the authority to establish standards and procedures to govern sports wagering in the state. Finally, the Department of Revenue was given the authority to establish an iLottery program to sell existing products as well as internet instant games.

Retail sports wagering launched in November 2018 and online sports wagering launched in May 2019. Pennsylvania iLottery launched in May 2018. Interactive casino gaming activities launched in July 2019.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Pennsylvania legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.

Virginia

The General Assembly legalized casino gaming in 2020 by the enactment of Chapter 41 of Title 58.1 of the Code of Virginia.  The statute established the Virginia Lottery Board as the regulatory authority responsible for administration and oversight of casino gaming with five casino licenses authorized.  Through statutory definitions and certain qualifications, one casino license was initially authorized in each of the following localities so long as local voters approved gaming in a referendum:  Bristol, Danville, Norfolk, Portsmouth, and Richmond.  Voters in Bristol, Danville, Norfolk, and Portsmouth all approved gaming referenda in 2020 while two separate referenda in Richmond were defeated in 2021 and 2023 respectively.  The General Assembly amended Title 58.1 in 2024 to repeal Richmond’s eligibility for a casino license and made Petersburg the new location for the remaining casino license which was approved by local voters in 2024.

The provisions in Virginia Code related to the Norfolk casino license provided a preference for a federally recognized Native American tribe to be the preferred casino gaming operator in the city.  At the time of the General Assembly’s enactment of Chapter 41 of Title 58.1 in 2020, the Pamunkey Indian Tribe was the only federally recognized tribe in the Commonwealth of Virginia. The City of Norfolk selected the Pamunkey Indian Tribe as its preferred casino gaming operator in May 2020. The City of Norfolk subsequently certified in September 2024 Golden Eagle Consulting II, LLC, a wholly-owned entity of the Pamunkey Indian Tribal Gaming Authority as the City’s preferred casino gaming operator.

Golden Eagle Consulting II, LLC was issued the license for the Norfolk casino by the Virginia Lottery Board on October 29, 2025.  The Interim Gaming Hall, the temporary casino on the development site of Golden Eagle Consulting II’s permanent casino, opened on November 7, 2025.  The Company, through its management and development agreements with the Pamunkey Indian Tribal Gaming Authority has certain rights and interests in Golden Eagle Consulting II’s gaming operations in Virginia.

Chapter 41 of Title 58.1 of the Code of Virginia sets forth the regulatory requirements for casino licensure and operations, including the requirement that a licensee expend a minimum of $300 million for the construction of the casino establishment and to pay a $15 million fee upon issuance of the license.  Chapter 41 of Title 58.1 authorizes a casino licensee to conduct gaming in a temporary casino for one year while its permanent casino gaming establishment is under construction.  The Virginia Lottery Board may permit a casino licensee to conduct gaming in a temporary casino for an additional year if the Board finds that the licensee has made a good faith effort to comply with the construction schedule for its permanent facility.

The Commonwealth of Virginia taxes adjusted gross casino revenue on tiered basis with the first $200 million of annual adjusted gross gaming revenue taxed at 18%, the next $200 million in annual adjusted gross gaming revenue taxed at 23%, and any additional adjusted gross gaming revenue taxed at 30% under Chapter 41 of Title 58.1 of the Code of Virginia.

From time to time, various proposals have been introduced and may be introduced in future sessions of the Virginia General Assembly that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry or Boyd Gaming. Some of this legislation, if enacted, could adversely affect the gaming industry or Boyd Gaming, and no assurances can be given as to whether such legislation or similar legislation will be enacted.